EXHIBIT 10(b)
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the captions “Financial Statements” in the Prospectuses and “Experts” in the Statement of Additional Information and to the use of our reports (1) dated September 29, 2008, with respect to the statutory-basis financial statements and schedules of Aviva Life and Annuity Company (formerly known as AmerUs Life Insurance Company), (2) dated September 29, 2008, with respect to the statutory-basis financial statements and schedules of Aviva Life Insurance Company, (3) dated September 29, 2008, with respect to the statutory-basis financial statements and schedules of Indianapolis Life Insurance Company, and (4) dated May 8, 2008, with respect to the financial statements of the subaccounts of ILICO Separate Account 1 (now known as ALAC Separate Account 1), which are available for investment by the contract owners of Visionary and Visionary Choice variable annuities, included in Amendment No. 17 to the Registration Statement (Form N-4 No. 811-08964) under the Investment Company Act of 1940 and related Prospectuses and Statement of Additional Information of the Visionary and Visionary Choice variable annuities dated October 1, 2008.

/s/ Ernst & Young LLP

Des Moines, Iowa
September 29, 2008